Exhibit 3.1

AMENDMENT TO ARTICLES OF INCORPORATION

OF

SUNLINK HEALTH SYSTEMS, INC.

Robert M. Thornton, Jr., President and Chief Executive Officer of SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation (the “Corporation”), hereby certifies that, at a meeting of the Board of Directors of the Corporation, duly called and held on the 2nd day of August, 2023 at which a quorum of such directors was present, the following resolution adopting the attached Amendment to the Articles of Incorporation of the Corporation was adopted by the affirmative vote of all of the directors present:

RESOLVED that, pursuant to the authority granted to the shareholders of the Corporation by Section 1701.71(B)(1) of the Ohio Revised Code and pursuant to Article FOURTH of the Corporation’s Amended Articles of Incorporation, the Board of Directors of the Corporation hereby adopt, effective August 2, 2023, the Certificate of Amendment to the Amended Articles of Incorporation of the Corporation to add Article Twelfth thereto in substantially the form presented to the Board of Directors and attached hereto.

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of SunLink Health Systems, Inc., has hereunto subscribed his name on the 8th day of August, 2023.

/s/ Robert M. Thornton, Jr.
Robert M. Thornton, Jr.
President and Chief Executive Officer of SunLink Health Systems, Inc.

CERTIFICATE OF AMENDMENT

TO

AMEND

THE AMENDED ARTICLES OF INCORPORATION

OF

SUNLINK HEALTH SYSTEMS, INC.

ARTICLE TWELFTH

TERMS OF SERIES C REDEEMABLE PREFERRED SHARES

Section 1. Designation, Amount and Par Value. The series of Preferred Shares created hereby shall be designated as the Series C Redeemable Preferred Shares (the “Series C Preferred Shares”), and the number of shares so designated shall be 7032. Each Series C Preferred Share shall have no par value.

Section 2. Dividends. The holders of Series C Preferred Shares, as such, shall not be entitled to receive dividends of any kind.

Section 3. Voting Rights. Except as otherwise provided by the Articles of Incorporation or required by law, the holders of shares of Series C Preferred Shares shall have the following voting rights:

Section 3.1 Except as otherwise provided herein, each outstanding Series C Preferred Share shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a Series C Preferred Share (“Series C Fractional Interest”) shall have a ratable number of votes). The outstanding Series C Fractional Interests, and hence the outstanding Series C Preferred Shares, shall vote together with the outstanding Common Shares, no par value (the “Common Shares”), of the Corporation as a single class exclusively with respect to the Reincorporation Proposal and the Adjournment Proposal (all as defined below) and shall not be entitled to vote on any other matter except to the extent required under the Ohio Revised Code (“ORC”). Notwithstanding the foregoing, and for the avoidance of doubt, each Series C Preferred Share (or Series C Fractional Interest) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series C Preferred Shares (or Series C Fractional Interest) redeemed pursuant to the Initial Redemption shall have no voting power with respect to, any such share of Series C Preferred Shares (or Series C Fractional Interest ) on, the Reincorporation Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reincorporation Proposal. As used herein, (1) the term “Reincorporation Proposal” means any proposal submitted to holders of Common Shares and Series C Preferred Shares to approve reincorporation of SunLink Health Systems, Inc. as a corporation organized under the laws of the State of Georgia and (2) the term “Adjournment Proposal” means any proposal to approve the adjournment or recess of any meeting of shareholders called for the purpose of voting on the Reincorporation Proposal.

Section 3.2 Unless otherwise provided on any applicable proxy card, ballot or other voting option with respect to the voting on the Reincorporation Proposal or the Adjournment Proposal, the vote of each share of Series C Preferred Shares (or Series C Fractional Interest) entitled to vote on the Reincorporation Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reincorporation Proposal and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Shares (or fraction thereof) in respect of which such Series C Preferred Share (or Series C Fractional Interest) was issued as a dividend is cast on the Reincorporation Proposal, the Adjournment Proposal or such other matter, as applicable, and the proxy card, ballot or other voting option with respect to Common Shares held by any holder on whose behalf such proxy card, ballot or other voting option is submitted will be deemed to include all Series C Preferred Shares (and Series C Fractional Interests) held by such holder. Holders of Series C Preferred Shares and Series C Fractional Interests will not receive a separate proxy card, ballot or other voting option to cast votes with respect to the Series C Preferred Shares or Series C Fractional Interests on the Reincorporation Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reincorporation Proposal.

Section 4. Rank; Liquidation.

Section 4.1 The Series C Preferred Shares shall rank senior to the Common Shares as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). The Series C Preferred Shares shall rank junior to any other series of preferred shares, including any Series B Preferred Shares, as to any distribution of assets upon a Dissolution. For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

Section 4.2 Upon any Dissolution, each holder of outstanding Series C Preferred Shares not previously redeemed shall be entitled to be paid out of the assets of the Corporation available for distribution to shareholders, after the distribution to the holders of any other series of Preferred Shares and prior and in preference to any distribution to the holders of Common Shares, an amount in cash equal to $0.001 per outstanding Series C Preferred Share.

Section 5. Redemption.

Section 5.1 All Series C Fractional Interests and corresponding Series C Preferred Shares that are not present in person or by proxy at any meeting of shareholders held to vote on the Reincorporation Proposal and the Adjournment Proposal as of the call to order of the meeting and immediately prior to the opening of the polls on the Reincorporation Proposal at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

Section 5.2 Any outstanding Series C Preferred Shares and/or Series C Fractional Interests that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s shareholders of the Reincorporation Proposal at any meeting of shareholders held for the purpose of voting on such proposal (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

Section 5.3 Each share of Series C Preferred Shares or Series C Fractional Interest redeemed in any Redemption pursuant to this Section 5 shall be redeemed for no consideration.

Section 5.4 From and after the time at which Series C Preferred Shares or Series C Fractional Interests are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such Series C Preferred Shares and/or Series C Fractional Interests shall cease to be outstanding. The Series C Preferred Shares or Series C Fractional Interests redeemed by the Corporation pursuant to these Articles of Amendment shall, upon such redemption, be automatically retired and such Series C Preferred Shares shall be restored to the status of authorized but unissued preferred shares. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any Series C Preferred Shares (or Series C Fractional Interests) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of shares entitled to vote on any matter submitted to shareholders (including the Reincorporation Proposal, the Adjournment Proposal or any other matter brought before any meeting of shareholders held to vote on the Reincorporation Proposal) from and after the time of the Initial Redemption. Notice of any meeting of shareholders for the submission to shareholders of any proposal to approve the Reincorporation Proposal shall constitute notice of a redemption of the Series C Fractional Interests and corresponding shares of Series C Preferred Shares pursuant to an Initial Redemption and result in the automatic redemption of the applicable Series C Fractional Interests (and/or corresponding Series C Preferred Shares) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the shareholders’ approval of the Reincorporation Proposal, whether by press release or by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, shall constitute a notice of a redemption of Series C Preferred Shares pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Shares (and/or Series C Fractional Interests) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2, whether or not the Redemption Time is before or after the date and time of such notice.

Section 6. Issuance; Transfer.

Section 6.1 Issuance of Shares. The Series C Preferred Shares may be issued initially in the form of one or more fully registered global certificates(“Global Series C Preferred Shares”), which, if so issued, shall be deposited on behalf of the holders represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is, if required by applicable law, a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series C Preferred Shares represented by Global Series C Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series C Preferred Shares with respect to any Global Series C Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Series C Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent, and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series C Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its Agent Members or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

Section 6.2 Transfer. No Series C Fractional Interest may be transferred by the holder thereof except with a transfer by such holder of any shares of Common Shares held thereby, in which case a number of Series C Fractional Interests equal to the number of Common Shares to be transferred by such holder shall be automatically transferred to the transferee of such Common Shares.

Section 7. Fractional Shares. The Series C Preferred Shares may be issued in whole shares or in Series C Fractional Interests, which are one one-thousandth (1/1,000th) of a Series C Preferred Share or any integral multiple of such fraction, which Series C Fractional Interests shall entitle the holder, in proportion to such holder’s such interests, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series C Preferred Shares in proportion to the number of to the number of Series C Fractional Interests or any combination thereof.

Section 8. Registration; Listing. The Corporation shall cause the registration of the Series C Preferred Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if and when required by applicable law. The Corporation may cause the listing of the Series C Preferred Shares and/or Series C Fractional Interests on any national securities exchange on which the Common Shares are listed.

Section 9. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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